Exhibit 99.1

Cascade Bancorp Announces Both a 5-for-4 Stock Split and Quarterly Cash
Dividend of $0.09 per Share (Applied to Split Adjusted Shares) - Resulting in
a 25% Dividend Payout Increase

          BEND, Ore., Oct. 16 /PRNewswire-FirstCall/ -- Cascade Bancorp (Nasdaq: CACB) today announced its Board of Directors declared both a 5-for-4 stock split and a $0.09 per share quarterly cash dividend (applied to split adjusted shares).  Shareholders will receive one additional share for every four shares currently owned.  Fractional shares will be paid in cash based on the average bid/asked price on the record date.  After adjusting for the 5- for-4 stock split, the cash dividend payment of $0.09 per share represents a 25% increase over the prior quarter’s dividend.  Both the stock split and cash dividend are payable on November 3, 2006, to shareholders of record as of October 27, 2006.  The Company has approximately 22.6 million shares outstanding, increasing to 28.3 million with this stock split.

          “The Company’s focus remains on providing long term value to shareholders. We believe that increasing the cash dividend reflects this commitment,” stated Patricia L. Moss, president and CEO of Cascade Bancorp.  “In addition, the stock split will increase the number of shares outstanding and serve to improve the market liquidity of the stock.”

          Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets. Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full- service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. For further information on Cascade, please visit our web site at http://www.botc.com .

SOURCE  Cascade Bancorp
          -0-                                        10/16/2006
          /CONTACT:  Patricia Moss, President and CEO, +1-541-385-6205, or Greg Newton, Chief Financial Officer, +1-541-617-3526, both of Cascade Bancorp/
          /Web site:  http://www.botc.com /
          (CACB)